Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 14, 2009 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 14  Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2009.

For the quarter ended March 31, 2009, the Company recorded a net loss of $2,245,253 or $1.80 per share, compared with a net loss of $474,456 or 38 cents per share, in the same period a year ago. During the current quarter a valuation allowance of $1,645,200 was recorded against the deferred tax assets. Sales in the second quarter were $1,335,056 down 21% from $1,699,468 a year ago.

In the first fiscal half, the Company reported a net loss of $3,390,606 or $2.72 per share, compared with net income of $634,433 or 51 cents per share, in the same period a year ago. Sales were $2,494,119 down 72%, compared to $8,940,880 in last year's first half. During the current six month period a valuation allowance of $1,845,200 was recorded against the deferred tax assets. The prior year first half results were unusually strong due to shipments of equipment to customers participating in the California Evaporative Emissions Testing Program.

Robert L. Bauman, President and CEO, said that the second quarter and first half operating results were disappointing but not completely unexpected due to the automotive and economic crises nearly all companies in our business are experiencing. He went on to say, difficult times require difficult measures and we have laid off employees, reduced all employees' wages and stopped all but the most critical expenditures with a goal of surviving this difficult time. Incorporating a $1,645,200 valuation allowance on our books in the current quarter magnifies an already bad situation but management and the Company’s Board of Directors felt it was prudent under the current conditions. Our auditors concurred. This results in magnifying the loss but it doesn’t affect our cash availability. Further he said, several sizable projects with OEM's and emissions customers that had been delayed are about to result in substantial orders that are expected to help results in the fourth quarter.  He added that other signs seem to point that some of the Company’s markets have bottomed out and he was hopeful that an upturn was near.

Backlog at March 31, 2009 was $755,000, a decrease of 21% from the backlog of $957,000 a year earlier. The decrease was due primarily to decreased orders in automotive diagnostic products of approximately $104,000, specifically,  $186,000 for diagnostic products to the aftermarket which includes emissions products offset in part by an increase in orders for automotive diagnostic products to automotive OEM's of approximately $82,000.  In addition, indicator products decreased by approximately $98,000. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2009.

The Company's financial position remains strong, with current assets of $4,322,711 that are 8.2 times current liabilities, and no long-term debt. Working capital at March 31, 2009 totaled $3,795,700 and shareholder's equity was $4,489,775 or $3.60 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2009, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2009	2008	2009	2008
Net sales	$1,335,056	$1,699,468	$2,494,119	$8,940,880
Income (loss) before Income tax	(600,053)	(746,856)	(1,545,406)	1,007,033
Income (recovery of) taxes	1,645,200	(272,400)	1,845,200	372,600
Net income (loss)	(2,245,253)	(474,456)	(3,390,606)	634,433
Basic income (loss) per share	(1.80)	(.38)	(2.72)	.51
Diluted income (loss) per share	(1.80)	(.38)	(2.72)	.49

Weighted average shares outstanding	1,248,095	1,239,203	1,248,095	1,232,786